Exhibit 99.1

Doral Financial Corporation Reports Earnings for
the Second Quarter Ended June 30, 2009
Reports Net Income of $8.2 million
Continues to Exceed Well Capitalized Levels with Tier 1 Leverage Capital Ratio of 8.2%
SAN JUAN, Puerto Rico (August 6, 2009)—Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), the holding company of Doral Bank, a leading community bank based in Puerto Rico, today announced the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 reporting net income of $8.2 million, compared to a net income of $1.6 million for the comparable 2008 period.
Doral also announced that having successfully completed its preferred stock conversion, the Company further strengthened its capital position by increasing tangible common equity by $100.6 million. It also continues to exceed well capitalized levels with an 8.2% Tier 1 Leverage Capital Ratio.
“As we report earnings, we are seeing the results of the prudent decisions we’ve made during the past two years. Doral is stronger today because we addressed the weaknesses in the housing market, reduced the exposure in construction, and continued to lower our operating costs,” said Glen R. Wakeman, President and CEO of Doral Financial Corporation.
“Even though we are operating in a deteriorating economic environment, we have made solid progress in our key fundamentals as we opened thousands of new accounts, improved compliance and controllership and continue to assist homeowners through our loss mitigation programs while improving the quality of life in our communities.”
Doral experienced significant improvements in key fundamentals:
•	Opened more than 58,000 new retail deposit accounts since the beginning of the year.
•	Sustained cost-cutting initiatives, which allowed the Company to absorb an increase of $4.2 million related to the FDIC special assessment expense during the quarter without increasing its non-interest expense.
•	Decreased non-performing loans $6.1 million from the March 31, 2009 non-performing loan balance of $811.8 million.
•	Assisted more than 15,000 families to stay in their homes through Doral’s loss mitigation and restructuring programs.
•	Eliminated the last remaining enforcement action between the FDIC and Doral Bank with the June 30, 2009 termination by the FDIC of the September 15, 2008 Memorandum of Understanding relating to Bank Secrecy Compliance.

FINANCIAL HIGHLIGHTS
•	Net income for the quarter ended June 30, 2009 amounted to $8.2 million, compared to a net income of $1.6 million for the comparable 2008 period. Doral Financial’s performance for the second quarter of 2009, compared to the corresponding 2008 quarter, resulted from (1) a $6.8 million decrease in net interest income due to the compression of net interest margin and increasing non-performing loans in a declining interest rate and credit environment and slightly lower interest earning assets; (2) a $5.8 million decrease in non-interest income due principally to other-than-temporary impairment charges related to the investment portfolio; offset by (3) a decrease in normal non-interest expenses of $4.3 million offset by the one-time FDIC deposit insurance special assessment of $4.2 million; and (4) the recognition of an income tax benefit of $12.7 million, compared to an income tax expense of $5.8 million for the corresponding 2008 period.
•	On May 7, 2009, the Company announced the commencement of an offer to exchange a stated amount of its shares of common stock and a cash payment in exchange for a limited number of its shares of outstanding preferred stock. The transaction was settled on June 11, 2009 and resulted in the retirement of $105.6 million in preferred stock and an increase in common equity of $100.6 million.
•	Net income attributable to common shareholders for the second quarter of 2009 of $14.5 million, resulted in a diluted earnings per share of $0.27, compared to a net loss attributable to common shareholders for the corresponding 2008 period of $6.7 million, or a diluted loss per share of $0.12. The $0.39 improvement in earnings per share was due to net income attributable to common shareholders of $5.2 million, before the effect of the preferred stock conversion, which resulted in $0.10 per share for the quarter, and to the results of the preferred stock conversion effected in June of 2009 of $0.17 per share.
•	Net interest income for the second quarter of 2009 was $42.1 million, compared to $48.9 million for the comparable period in 2008. The decrease of $6.8 million in net interest income for 2009, compared to 2008, resulted from a reduction in interest income of $21.1 million, partially offset by a reduction in interest expense of $14.3 million. The reduction in net interest income resulted from (a) a 0.70% reduction in yield on assets reflecting the lower market interest rate environment, and (b) the $367 million decrease in average interest earning assets, particularly $1.2 billion floating rate securities sold in May 2009, offset by growth in loans, mortgage backed securities, and other investment securities. The decrease in interest expense resulted from a 0.62% decrease in yield on liabilities primarily reflected in lower costs of deposits and certain loans payable combined with slightly lower average interest-bearing liabilities. Average interest-earning assets decreased from $9.7 billion for the second quarter of 2008 to $9.4 billion for the corresponding 2009 period, while the average interest-bearing liabilities decreased from $8.6 billion to $8.5 billion, respectively. The reduction in leverage, combined with a decline in interest expense, resulted in a contraction of net interest margin from 2.02% in the second quarter of 2008 to 1.80% in the corresponding 2009 period.
•	Doral Financial’s provision for loan and lease losses for the quarter ended June 30, 2009 amounted to $10.1 million, compared to $10.7 million for the corresponding 2008 period. Second quarter results were impacted by the effects of continuing deterioration of the Puerto Rico economy on the residential real estate market, causing lower home absorption rates on new construction, increased defaults on existing mortgages and weakening economic situation of existing borrowers. An increase in the provision for the residential mortgage portfolio of $3.1 million was offset by decreases of $1.6 million and $2.3 million in the provision for loan and lease losses of the commercial and construction portfolios, respectively.

•	Non-interest income for the second quarter of 2009 was $19.1 million, compared to $24.9 million for the corresponding period in 2008. The decrease in non-interest income of $5.8 million for the second quarter of 2009, compared to the same period in 2008, resulted from $6.8 million other-than-temporary impairment realized on investment securities in the 2009 second quarter and a $5.2 million gain recognized in the second quarter of 2008 from the redemption of shares of VISA, Inc., pursuant to their global restructuring agreement partially offset by a gain on investment securities of $4.8 million related to the sale of approximately $1.2 billion of its floating rate securities and lower losses on trading activities of $2.1 million.
•	Non-interest expense for the second quarter of 2009 was $55.5 million, compared to $55.6 million for the corresponding period in 2008. Although total non-interest expenses for the second quarter of 2009 remained flat compared to 2008 the results were impacted by decreases in operating expenses for compensation and benefits, advertising, occupancy and depreciation and amortization expenses, largely offset by: (i) an increase of $4.2 million related to the FDIC special assessment expense during the quarter; and (ii) an increase of $1.1 million in EDP expenses
•	An income tax benefit of $12.7 million for the second quarter of 2009 was related to a net release of unrecognized tax benefits of $15.5 million. The release of unrecognized tax benefits was due to the expiration of the statute of limitations and was net of an accrual for unrecognized tax benefits of $3.6 million.
•	The Company reported other comprehensive losses of approximately $4.2 million for the second quarter of 2009 compared to $42.7 million for the corresponding 2008 period. The Company’s other comprehensive loss for the second quarter of 2009 resulted principally from the reduction in value of securities in its available for sale investment portfolio. As of June 30, 2009, the Company’s accumulated other comprehensive loss (net of income tax benefit) totaled $140.2 million, compared to $123.2 million as of December 31, 2008.
•	Doral Financial’s loan production for the second quarter of 2009 was $291.9 million, compared to $383.3 million for the comparable 2008 period, a decrease of approximately 24%. The decrease in Doral Financial’s loan production for the second quarter of 2009 reflects the reduction in Puerto Rico real estate purchase and mortgage lending activity caused by the end of the Puerto Rico government tax incentive program for the purchase of new homes, changes in laws and regulations and to the general economic conditions in Puerto Rico.
•	Total assets as of June 30, 2009 amounted to $9.8 billion compared to $10.1 billion as of December 31, 2008. A decrease of $569.5 million in the Company’s securities portfolio was partially offset by increases in cash and due from banks of $81.1 million and money market investments of $46.0 million. Total liabilities were $8.9 billion at June 30, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities declined due to a decrease of $338.5 million in deposits, which was driven by a decrease of $448.0 million in brokered deposits offset by an increase in money markets of $141.6 million, and a decrease of $131.3 million in securities sold under agreements to repurchase that was partially offset by an increase of $205.4 million in other short-term borrowings.
•	Non-performing assets as of June 30, 2009 were $889.8 million, an increase of $110.6 million since December 31, 2008. Non-performing loans (which are included in non-performing assets) as of June 30, 2009 were $805.7 million, an increase of $88.0 million since December 31, 2008. However, non-performing assets have increased only $7.6 million from the March 31, 2009 non-

performing asset balance of $882.2 million, and non-performing loans decreased $6.1 million from the March 31, 2009 non-performing loan balance of $811.8 million.
CAPITAL RATIOS
As of June 30, 2009, Doral Bank PR and Doral Bank NY were in compliance with the regulatory defined well capitalized floors applicable to a state non-member bank and federal savings bank, respectively (i.e., total capital and Tier 1 capital to risk weighted assets of at least 10% and 6%, respectively, and Tier 1 capital to average assets of at least 5%).
REGULATORY CAPITAL RATIOS

	AS OF JUNE 30, 2009
	DORAL	DORAL	DORAL
	FINANCIAL(2)	BANK PR	BANK NY

Total Capital Ratio (Total capital to risk- weighted assets)	15.2%	13.7%	15.9%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	13.3%	12.4%	15.4%
Leverage Ratio(1)	8.2%	6.4%	10.8%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

(2)	Doral Financial was not subject to regulatory capital requirements as of June 30, 2009. Ratios were prepared as if the company were subject to the requirement for comparability purposes.
FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation (the “Company”) may make forward-looking statements in its other press releases, its other filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.
These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:

•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposits;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States of America (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of the deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, recent legislative and regulatory proposals made by the federal government;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in Part I, Item 3 “Legal Proceedings” in the Company’s 2008 Annual Report on Form 10-K, as updated from time to time in the Company’s future reports with the SEC; and

•	the other risks and uncertainties detailed in Part I, Item 1A “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K, as updated from time to time in the Company’s future reports filed with the SEC.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
Roberto.Reyna@doralfinancial.com
787-474-5498
Media:
Lucienne Gigante
VP Public Relations
Lucienne.Gigante@doralbank.com
787-474-6298